UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               OLD GUARD GROUP, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                  679783-10-0
                                (Cusip Number)


                              NOVEMBER 15, 1999
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Scheduled is filed:

       [ ] Rule 13d-1(c)        [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 679783-10-0                                    Page 2 of Pages

1       NAME OF REPORTING PERSON
        SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Seymour Holtzman

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                   (b)x

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        USA


               5     SOLE VOTING POWER
                          - 0 -
NUMBER OF      6     SHARED VOTING POWER
SHARES                    - 0 -
BENEFICIALLY
OWNED BY       7     SOLE DISPOSITIVE POWER
EACH                      - 0 -
REPORTING
PERSON WITH:   8     SHARED DISPOSITIVE POWER
                           -0 -

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        - 0 -

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9))EXCLUDES CERTAIN SHARES*

        [X]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%

12      TYPE OF REPORTING PERSON*

        IN

                                 SCHEDULE 13G

CUSIP No. 679783-10-0                                    Page 3 of Pages

1       NAME OF REPORTING PERSON
        SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Evelyn Holtzman

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                   (b)x

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

               5     SOLE VOTING POWER
                          - 0 -
NUMBER OF      6     SHARED VOTING POWER
SHARES                    - 0 -
BENEFICIALLY
OWNED BY       7     SOLE DISPOSITIVE POWER
EACH                      - 0 -
REPORTING
PERSON WITH:   8     SHARED DISPOSITIVE POWER
                          - 0 -

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        - 0 -

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [X]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%

12      TYPE OF REPORTING PERSON*

        IN

                                  SCHEDULE 13G

CUSIP No. 679783-10-0                                    Page 4 of Pages

1       NAME OF REPORTING PERSON
        SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        "Jewelcor Management, Inc."
        Federal Identification No.  23-2331228

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                   (b)x

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        USA NEVADA


               5     SOLE VOTING POWER
                        191,600
NUMBER OF      6     SHARED VOTING POWER
SHARES                   - 0 -
BENEFICIALLY
OWNED BY       7     SOLE DISPOSITIVE POWER
EACH                    191,600
REPORTING
PERSON WITH:   8     SHARED DISPOSITIVE POWER
                         - 0 -

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        191,600

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%

12      TYPE OF REPORTING PERSON*

        CO

                                  SCHEDULE 13G

CUSIP No. 679783-10-0                                    Page 5 of Pages

1       NAME OF REPORTING PERSON
        SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        S.H. Holdings, Inc.

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                   (b)x

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        USA DELAWARE


               5     SOLE VOTING POWER
                         - 0 -
NUMBER OF      6     SHARED VOTING POWER
SHARES                   - 0 -
BENEFICIALLY
OWNED BY       7     SOLE DISPOSITIVE POWER
EACH                     - 0 -
REPORTING
PERSON WITH:   8     SHARED DISPOSITIVE POWER
                         - 0 -

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        - 0 -

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [X]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%

12      TYPE OF REPORTING PERSON*

        CO

                                 SCHEDULE 13G

CUSIP No. 679783-10-0                                    Page 6  of Pages

1       NAME OF REPORTING PERSON
        SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Jewelcor Inc.

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                   (b)x

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        USA PENNSYLVANIA

               5     SOLE VOTING POWER
                         - 0 -
NUMBER OF      6     SHARED VOTING POWER
SHARES                   - 0 -
BENEFICIALLY
OWNED BY       7     SOLE DISPOSITIVE POWER
EACH                     - 0 -
REPORTING
PERSON WITH:   8     SHARED DISPOSITIVE POWER
                         - 0 -

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        - 0 -

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [X]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%

12      TYPE OF REPORTING PERSON*

        CO

Item 1.

    (a) Name of Issuer:  Old Guard Group, Inc.
                         ---------------------

    (b)  Address of Issuer's Principal Executive Offices: 2929 Lititz Pike
                                                          ----------------
                                                          Lancaster, PA 17604
                                                          --------------------


Item 2.

    (a) Name of Persons Filing

    (b) Address of Principal Business Office or, if none Residence:

    (c) Citizenship:

                     Seymour Holtzman
                     c/o Jewelcor Companies
                     100 North Wilkes-Barre Blvd.
                     Wilkes-Barre, PA 18702
                     U.S. Citizen

                     Evelyn Holtzman
                     c/o Jewelcor Companies
                     100 North Wilkes-Barre Blvd.
                     Wilkes-Barre, PA 18702
                     U.S. Citizen

                     Jewelcor Management, Inc.
                     100 North WIlkes-Barre Blvd.
                     Wilkes-Barre, PA 18702
                     Nevada Corporation

                     Jewelcor, Inc.
                     100 North Wilkes-Barre Blvd.
                     Wilkes-Barre, PA 18702
                     Pennsylvania Corporation

                     S.H. Holdings, Inc.
                     100 North Wilkes-Barre Blvd.
                     Wilkes-Barre, PA 18702
                     Delaware Corporation

    (d)  Title of Class Securities: Common Stock, no par value
                                    --------------------------

    (e)  CUSIP Number:  679783-10-0
                        -----------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b) OR 240.13d-2(B) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [   ]     Broker or dealer registered under section 15 of the Act
                    (15 U.S.C. 78o);

     (b)  [   ]     Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c);

     (c)  [   ]     Insurance Company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c);

     (d)  [   ]     Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e)  [   ]     An investment adviser in accordance with
                    section 240.13d-1(b)(1)(ii)(E);

     (f)  [   ]     An employee benefit plan or endowment fund in accordance
                    with section 240.13d-1(b)(1)(ii)(F);

     (g)  [   ]     A parent holding company or control person in accordance
                    with section 240.13d-1(b)(1)(ii)(G);

     (f)  [   ]     A savings association as defined in section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

     (g)  [   ]     A church plan that is excluded from the definition of an
                    investent company under section 3(c)(14) of the Investment
                    Company Act of 1940 (15 U.S.C. 80a-3);

     (h)  [   ]     Group, in accordance with Section 13d-1(b)(1)(ii)(j).


   If this statement is filed pursuant to ss.240.13d-1(c), check this box [ ]

ITEM 4. OWNERSHIP

     Jewelcor Management, Inc.*
     -------------------------

      (a)  Amount Beneficially Owned: 191,600

      (b)  Percent of Class:  5.2%

      (c)  Number of Shares as to which such person has:

      (i)  sole power to vote or direct the vote: 191,600
     (ii)  shared power to vote or direct the vote: 0
    (iii)  sole power to dispose or to direct the disposition of:  191,600
     (iv) shared power to dispose or to direct the disposition of:  0


     Jewelcor, Inc.*
     --------------

     (a)  Amount Beneficially Owned:  0

     (b)  Percent of Class:  0%

     (c)  Number of Shares as to which such person has:

     (i)  sole power to vote or direct the vote: 0
    (ii)  shared power to vote or direct the vote: 0
   (iii)  sole power to dispose or to direct the disposition of:  0
    (iv) shared power to dispose or to direct the disposition of: 0


    S.H. Holdings, Inc.*
    -------------------

     (a)  Amount Beneficially Owned:  0

     (b)  Percent of Class:  0%

     (c)  Number of Shares as to which such person has:

     (i)  sole power to vote or direct the vote: 0
    (ii)  shared power to vote or direct the vote: 0
   (iii)  sole power to dispose or to direct the disposition of:   0
    (iv) shared power to dispose or to direct the disposition of:  0


    Seymour Holtzman*
    -----------------

     (a)  Amount Beneficially Owned:  0

     (b)  Percent of Class: 0%

     (c)  Number of Shares as to which such person has:

     (i)  sole power to vote or direct the vote: 0
    (ii)  shared power to vote or direct the vote: 0
   (iii)  sole power to dispose or to direct the disposition of:   0
    (iv) shared power to dispose or to direct the disposition of:  0


    Evelyn Holtzman*
    ---------------

     (a)  Amount Beneficially Owned: 0

     (b)  Percent of Class: 0%

     (c)  Number of Shares as to which such person has:

     (i)  sole power to vote or direct the vote: 0
    (ii)  shared power to vote or direct the vote: 0
    (iii)  sole power to dispose or to direct the disposition of:   0
     (iv) shared power to dispose or to direct the disposition of:  0


    *Jewelcor Management, Inc. ("JMI") is a wholly owned subsidiary of Jewelcor Inc., which is a wholly owned subsidiary of S.H. Holdings, Inc. Seymour Holtzman and Evelyn Holtzman, his wife, own, as tenants by the entirety, a controlling interest of S.H. Holdings, Inc. By virtue of Mr. and Mrs. Holtzman's ownership interest in S.H. Holdings, Inc. and the relationships among S.H. Holdings, Inc., Jewelcor, Inc. and JMI, each of the Reporting Persons may be deemed to be the beneficial owners of the securities held by JMI.


Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [ ].


Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not applicable


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     The responses of the Reporting Persons to Items (1) through (7) above and to Items (1) through (12) of the cover pages to this Schedule 13G are incorporated herein by reference.


Item 9.  NOTICE OF DISSOLUTION OF GROUP

     Not applicable

Item 10.  CERTIFICATION

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

     After reasonable inquiry and to the best of their knowledge, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:   February 10, 2000


                            /s/ Seymour Holtzman
                                Seymour Holtzman

                            /s/ Evelyn Holtzman
                                Evelyn Holtzman

                           JEWELCOR MANAGEMENT, INC.

                           By: /s/ Seymour Holtzman
                           Name:   Seymour Holtzman
                           Title:  President

                           JEWELCOR INC.

                           By: /s/ Seymour Holtzman
                           Name: Seymour Holtzman
                           Title: President

                           S.H. HOLDINGS, INC.

                           By: /s/ Seymour Holtzman
                           Name: Seymour Holtzman
                           Title: President

                                                            EXHIBIT A
                        JOINT FILING AGREEMENT


              The undersigned hereby agree that the statement on Schedule 13G dated February 10, 2000 with respect to the Common Stock of Old Guard Group, Inc. is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13D-1(K) under the Securities and Exchange Act of 1934, as amended.

Dated as of:  February  10, 2000


                             /s/ Seymour Holtzman
                                 Seymour Holtzman

                             /s/ Evelyn Holtzman
                                 Evelyn Holtzman

                            JEWELCOR MANAGEMENT, INC.

                            By: /s/ Seymour Holtzman
                            Name:   Seymour Holtzman
                            Title:  President

                            JEWELCOR INC.

                            By: /s/ Seymour Holtzman
                            Name:   Seymour Holtzman
                            Title:  President

                            S.H. HOLDINGS, INC.

                            By: /s/ Seymour Holtzman
                            Name:   Seymour Holtzman
                            Title:  President